SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934



                              Neotherapeutics, Inc.
                                -----------------
                                (Name of Issuer)


                                  Common Stock
                               ------------------
                         (Title of Class of Securities)


                                    640656104
                                   -----------
                                 (CUSIP Number)


                                December 31, 2000
                           ---------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                           |X| Rule 13d-1(b)
                           |_| Rule 13d-1(c)
                           |_| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 640656104                    13G                    Page 2 of 9 Pages


________________________________________________________________________________
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Royal Bank Investment Management Inc.
________________________________________________________________________________
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)|_|
                                                           (b)|_|

________________________________________________________________________________
3.       SEC USE ONLY

________________________________________________________________________________
4. CITIZENSHIP OR PLACE OF ORGANIZATION The jurisdiction of organization is Canada (federally incorporated company)

________________________________________________________________________________
                  5.      SOLE VOTING POWER
                          125,000
NUMBER OF      _________________________________________________________________
SHARES            6.      SHARED VOTING POWER
BENEFICIALLY              650,000
OWNED BY EACH  _________________________________________________________________
REPORTING         7.      SOLE DISPOSITIVE POWER
PERSON WITH               125,000
               _________________________________________________________________
                  8.      SHARED DISPOSITIVE POWER
                          650,000

________________________________________________________________________________
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         775,000

________________________________________________________________________________
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                     |_|

________________________________________________________________________________
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         5.8%

________________________________________________________________________________
12.      TYPE OF REPORTING PERSON*
         Foreign Investment Adviser which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor"

________________________________________________________________________________

               *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 640656104                    13G                    Page 3 of 9 Pages


________________________________________________________________________________
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         RT Investment Management Holdings Inc.
________________________________________________________________________________
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)|_|
                                                           (b)|_|

________________________________________________________________________________
3.       SEC USE ONLY

________________________________________________________________________________
4. CITIZENSHIP OR PLACE OF ORGANIZATION The jurisdiction of organization is Canada (federally incorporated company)

________________________________________________________________________________
                  5.      SOLE VOTING POWER
NUMBER OF       ________________________________________________________________
SHARES            6.      SHARED VOTING POWER
BENEFICIALLY              775,000
OWNED BY EACH   ________________________________________________________________
REPORTING         7.      SOLE DISPOSITIVE POWER
PERSON WITH     ________________________________________________________________
                  8.      SHARED DISPOSITIVE POWER
                          775,000

________________________________________________________________________________
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         775,000

________________________________________________________________________________
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                    |_|

________________________________________________________________________________
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         5.8%
________________________________________________________________________________
12.      TYPE OF REPORTING PERSON*
         Foreign Parent Holding Company which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________

               *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer:
           Neotherapeutics Inc.


Item 1(b). Address of Issuer's Principal Executive Offices:
           Neotherapeutics Inc.
           157 Technology Drive
           Irvine, CA 92618


Item 2(a). Name of Person Filing:

           1.  Royal Bank Investment Management Inc. ("RBIM")
           2.  RT Investment Management Holdings Inc. ("RTIM")


Item 2(b). Address of Principal Business Office or, if None, Residence:
           1.  Royal Bank Investment Management Inc.
               Royal Trust Tower, P.O. Box 121
               77 King Street West, Suite 3800
               Toronto, Ontario  M5K 1H1

           2.  RT Investment Management Holdings Inc.
               Royal Trust Tower, P.O. Box 97
               77 King Street West, Suite 3900
               Toronto, Ontario  M5K 1G8


Item 2(c). Citizenship:
           Canada

Item 2(d). Title of Class of Securities:
           Common Stock

Item 2(e). CUSIP Number:

           640656104


Item 3. If this statement is filed pursuant to Rules 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     1. Royal Bank Investment Management Inc. is a Foreign Investment Adviser which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor".

     2. RT Investment Management Holdings Inc. is a Foreign Parent Holding Company which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor".


Item 4. Ownership.

          (a) Amount beneficially owned:

          1.  RBIM - 775,000

          2.  RTIM - 775,000

          (b) Percent of class:

          1.  RBIM - 5.8%

          2.  RTIM - 5.8%

          (c) Number of shares as to which such person has:

           (i) Sole power to vote or to direct the vote

               RBIM - 125,000

          (ii) Shared power to vote or to direct the vote

               1.  RBIM - 650,000
               2.  RTIM - 775,000

         (iii) Sole power to dispose or to direct the disposition of

               RBIM - 125,000

          (iv) Shared power to dispose or to direct the disposition of

                1.  RBIM - 650,000
                2.  RTIM - 775,000

Item 5. Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

1. Royal Bank Investment Management Inc. Accounts managed on a discretionary basis by Royal Bank Investment Management Inc., a wholly-owned subsidiary of RT Investment Management Holdings Inc., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5% of the class.

2. RT Investment Management Holdings Inc., a foreign parent holding company which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor, is reporting holdings over which it is deemed to be a beneficial owner by virtue of the fact that the holdings belong to client accounts managed on a discretionary basis by RT Investment Management Holdings Inc.'s subsidiary foreign investment advisers.

Item 7. Identification and Classification of the Subsidiary Which
        Acquired the Security Being Reported on by the Parent Holding
        Company.

      Please see attached Exhibit A, Disclosure Respecting Subsidiaries.

Item 8. Identification and Classification of Members of the Group.

      N/A

Item 9. Notice of Dissolution of Group.

      N/A

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                             SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        February 13, 2001
                                                 -------------------------------
                                                             (Date)


                                                 /s/ Mark L. Arthur
                                                 -------------------------------
                                                           (Signature)


                                                 Mark L. Arthur,
                                                 President,
                                                 Royal Bank
                                                 Investment Management Inc.
                                                 -------------------------------
                                                           (Name/Title)

                             SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       February 13, 2001
                                                 -------------------------------
                                                             (Date)


                                                 /s/ Jennifer I. Lederman
                                                 -------------------------------
                                                           (Signature)


                                                 Jennifer I. Lederman,
                                                 Senior Vice-President,
                                                 RT Investment
                                                 Management Holdings Inc.
                                                 -------------------------------
                                                          (Name/Title)